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                                   EXHIBIT 11

                              THE FINOVA GROUP INC.
                        Computation of Earnings Per Share
                  (Dollars in Thousands, except per share data)


                                      Three Months Ended               Nine Months Ended
                                         September 30,                    September 30,
                                  ---------------------------     ---------------------------
                                      1996            1995            1996            1995
                                  -----------     -----------     -----------     -----------
 Net income and earnings
 available to common
  shareholders                    $    29,763     $    25,150     $    85,005     $    71,147
                                  ===========     ===========     ===========     ===========
Average common shares
 outstanding before
 common equivalents                27,432,000      27,370,000      27,372,000      27,515,000
Common equivalent stock
  options                             599,000         401,000         599,000         330,000
                                  -----------     -----------     -----------     -----------
Average outstanding common
  and equivalent shares            28,031,000      27,771,000      27,971,000      27,845,000
                                  ===========     ===========     ===========     ===========
Earnings per common
 and equivalent share             $      1.06     $      0.91     $      3.04     $      2.56
                                  ===========     ===========     ===========     ===========

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